Press release October 29, 2010
$3 M FLOW-THROUGH PRIVATE PLACEMENT FINANCING

Virginia Mines Inc. (“Virginia”) announces that it has completed the $3 million private placement announced on October 7, 2010. The placement consists of 240,000 flow-through common shares at a price of $12.50 per share, representing an approximate 71% premium to the 10 day volume weighted average trading price of Virginia’s common shares for the period preceding the closing.

Laurentian Bank Securities Inc, acted as lead agent on the offering and received a financing fee equal to 6% of the gross proceeds of the financing.

Proceeds from the offering will be used to fund exploration work on Virginia’s numerous projects.

About Virginia

Virginia is among the most active mining exploration companies in Quebec with a working capital of $42.9 M as at August 31, 2010, and 30,215,442 shares issued and outstanding as at October 28, 2010. Virginia trades on the Toronto Stock Exchange (TSX) under the ticker symbol VGQ. Virginia concentrates its activities on its numerous properties that are spread over the vast unexplored regions of northern Quebec.

THIS PRESS RELEASE, REQUIRED BY APPLICABLE CANADIAN LAWS, IS NOT FOR DISTRIBUTION TO U.S. NEWS SERVICES OR FOR DISSEMINATION IN THE UNITED STATES, AND DOES NOT CONSTITUTE AN OFFER OF THE SECURITIES DESCRIBED HEREIN. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS UNLESS REGISTERED OR EXEMPT THEREFROM.

FOR MORE INFORMATION, PLEASE CONTACT: Paul Archer, V-P Exploration or André Gaumond, President.
200-116 St-Pierre Quebec, QC G1K 4A7 Canada	www.virginia.qc.ca mines@virginia.qc.ca	Tel. 800-476-1853 Tel. 418-694-9832 Fax. 418-694-9120

This press release may contain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in Virginia's periodic reports filed with the security commissions of British Columbia, Alberta, Ontario and Quebec, and in the annual report on Form 40-F filed with the U.S. Securities and Exchange Commission. Virginia undertakes no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.